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NUMBER                                                              SHARES


                            THE MACERICH COMPANY
          SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK, $0.01 PAR VALUE

SEE REVERSE FOR IMPORTANT NOTICE ON TRANSFER RESTRICTIONS AND OTHER INFORMATION

This Certifies that __________________________________________________ is the
record holder of ____________________________________________________________
fully paid and nonassessable Shares of the Series A Cumulative Convertible Preferred Stock of

                            THE MACERICH COMPANY
           Incorporated under the Laws of the State of Maryland

transferable on the share register of said Corporation in person or by its duly authorized Attorney upon surrender of this Certificate properly endorsed or assigned. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the charter of the Corporation (the "Charter") and the Bylaws of the Corporation and any amendments thereto.

                              IMPORTANT NOTICE

   The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the stock of each class which the Corporation has authority to issue and, if the Corporation is authorized to issue any preferred or special class in series,
(i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the charter of the Corporation, a copy of which will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office.

   Witness the Seal of the Corporation and the signatures of its duly authorized officers.

Dated:


--------------------------                              -----------------------
President                                               Secretary


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   For Value Received,________________ hereby sell, assign and transfer unto
_________________ Shares of the Series A Cumulative Convertible Preferred Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint __________________________ Attorney to transfer the said Stock on the books of the within named Corporation with full power of substitution in the premises.

   Dated _____________________________

         in presence of ___________________________________________________

NOTICE. THE SIGNATURE OF THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE, IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATEVER.

THIS SECURITY AND ANY COMMON STOCK ISSUED ON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.


                                       NO.

                                   CERTIFICATE
                                      FOR


                                     SHARES
                                       OF
                        SERIES A CUMULATIVE CONVERTIBLE
                                 PREFERRED STOCK

                                    ISSUED TO

                                     DATED



   The securities represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). Except as otherwise provided pursuant to the charter of the Corporation, no Person may (1) Beneficially Own shares of Equity Stock in excess of 5.0% (or such greater percentage as may be provided in the charter of the Corporation) of the number or value of the outstanding Equity Stock of the Corporation (unless such Person is an Excluded Participant), or (2) Beneficially Own Equity Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code (determined without regard to Code Section 856(h)(2) and by deleting the words "the last half of" in the first sentence of Code Section 542(a)(2) in applying Code
Section 856(h)), or (3) beneficially own Equity Stock that would result in Common Stock and Preferred Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution). Any Person who attempts to Beneficially Own Shares of Equity Stock in excess of the above limitations must immediately notify the Corporation. All capitalized terms in this legend have the meanings defined in the Corporation's charter, as the same may be further amended from time to time, a copy of which, including the restrictions on ownership or transfer, will be sent without charge to each stockholder who so requests. Transfers or other events in violation of the restrictions described above shall be null and void AB INITIO, and the purported transferee or purported owner shall acquire or retain no rights to, or economic interest in, any Equity Stock held in violation of these restrictions. The Corporation may redeem such shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that a Transfer or other event would violate the restrictions described above. In addition, if the restrictions on ownership or transfer are violated, the shares of Equity Stock represented hereby shall be automatically exchanged for shares of Excess Stock which will be held in trust for the benefit of a Beneficiary. Excess stock may not be transferred at a profit. The Corporation has an option to acquire Excess Stock under certain circumstances.